Exhibit 4(b)

CERTIFICATE OF TRUST

OF

MERRILL LYNCH CAPITAL TRUST II

This Certificate of Trust, dated as of April 19, 2007, is being duly executed and filed by the undersigned, as trustees, for the purpose of forming a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certify as follows:

Name. The name of the statutory trust is Merrill Lynch Capital Trust II (the “Trust”).

Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware meeting the requirements of Section 3807 of the Act are as follows:

The Bank of New York (Delaware)

White Clay Center, Route 273

Newark, Delaware 19711

Effective. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

Counterparts. This Certificate of Trust may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written.

THE BANK OF NEW YORK (DELAWARE),
as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

/s/ Marlene Debel
Marlene Debel
Administrative Trustee

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